Exhibit 99.1

5000 Philadelphia Way  •  Lanham  •  Maryland  •  20706-4417  •  U.S.A.

Telephone: 301.731.4233  •  Fax: 301.731.9606  •  Internet: sales@integ.com  •  Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:	MEDIA CONTACT:
William M. Bambarger, Jr.	Shany Seawright
Chief Financial Officer	Strategic Communications Group
Integral Systems, Inc.	Phone: 240-485-1081
Phone: 301-731-4233, Ext. 1244	sseawright@gotostrategic.com
Fax: 301-731-3183
www.integ.com

Integral Systems Announces Record Financial Results

for the Fourth Quarter and Fiscal Year 2007

Revenue increased 31% in the fourth quarter of 2007 and

10% for the fiscal year 2007

Lanham, Md., December 10, 2007 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the fourth quarter of and fiscal year 2007. Revenue for the fourth quarter of fiscal 2007 was $36.3 million, up 31% from $27.7 million for the fourth quarter of fiscal 2006. Operating income for the fourth quarter of fiscal 2007 was $6.0 million, up 31% compared to $4.5 million for the fourth quarter of fiscal 2006, and net income for the fourth quarter of fiscal 2007 was $4.8 million ($0.45 per diluted share), up 62% compared to $3.0 million ($0.27 per diluted share) for the fourth quarter of fiscal 2006.

For the fiscal year ended September 30, 2007, revenues were $128.7 million, up 10% compared to $116.5 million for the fiscal year ended September 30, 2006. Fiscal 2007 operating income was $17.3 million, down 5% compared to $18.3 million for fiscal 2006, and fiscal 2007 net income was $12.8 million, up 4% compared to $12.3 million for the same period last year. On a fully diluted per share basis, net income was $1.17 for fiscal 2007, up 4% compared to $1.12 for fiscal 2006. The current year results include $2.2 million of non-recurring pretax expenses for legal services related to an ongoing SEC investigation. Excluding these non-recurring charges, net income was $14.1 million or $1.30 on a fully diluted per share basis for fiscal 2007.

The increase in revenue, operating income (before non-recurring legal costs), and net income in the fourth quarter of and fiscal year 2007 compared to the corresponding periods in 2006 is primarily attributable to increases in the Government and Commercial Ground Systems segments. Our business with the Air Force and efforts on National Programs resulted in a 19% increase in government revenue in fiscal 2007. Our commercial revenue grew 20% in fiscal 2007, primarily attributed to new work awarded in 2007 and increased shipments to customers from the Company’s SAT and Newpoint subsidiaries. The Space Communication Systems segment revenue was down slightly (4%) in fiscal 2007 due to lower product shipments from our Lumistar subsidiary.

“Integral’s strong performance is expected to continue in fiscal year 2008. We expect an 8-10% growth rate in fiscal year 2008, primarily attributable to the recently announced award for the GPS OCX project and continued sales to the Air Force,” commented Alan Baldwin, chief executive officer. “The Company is also experiencing positive increases in backlog and higher anticipated shipments from subsidiaries.”

Operating income is expected to be slightly higher in 2008 due to lower legal costs, partially offset by higher costs for investments in R&D efforts and infrastructure developments. Gross profit is projected to grow commensurate with revenue. Interest income is expected to be significantly lower in 2008 due to lower cash invested as a result of the recent tender offer completed in September 2007. Income tax expense is expected to be significantly lower in 2008 due to expected recovery of R&D tax credits from prior years to be recorded when revised tax returns are prepared. The availability of any such tax credit will be subject to review by the Internal Revenue Service. As a result of all of these factors, earnings are expected to be in the range of $1.38 - $1.40 on a per share basis in fiscal 2008.

In addition, the Company’s Board of Directors has determined to cease the payment of dividends for the foreseeable future beginning with fiscal 2008 in order to maximize the Company’s ability to invest in future R&D, marketing and business development efforts and strategic acquisition efforts that, in the Boards opinion, will result in a greater return for shareholders. The Board continues to evaluate the most effective measures that can be taken to maximize shareholder value.

Mr. Baldwin and Mr. Bambarger, CEO and CFO, respectively, will host a conference call on Wednesday, December 12, 2007 at 11:00 a.m. Eastern Time (ET) to discuss the earnings release and other Company business. To participate or listen to the call, dial 800-926-5082. A replay of the conference call can be heard from 12:30 PM ET Wednesday December 12, 2007 through 12:30 PM ET Friday, December 14, 2007 by dialing 800-633-8284 or 402-977-9140. Enter reservation number 21355154.

About Integral Systems

Founded in 1982, Integral Systems is a leading provider of satellite ground systems and has supported over 205 different satellite missions for communications, science, meteorological, and earth resource applications. Integral Systems was the first company to offer an integrated suite of COTS (Commercial Off-the-Shelf) software products for satellite command and control: the EPOCH IPS product line. EPOCH IPS has become the world market leader in commercial applications with successful installations on five continents.

Through its wholly-owned subsidiary, SAT Corporation, Integral Systems provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. Through its Newpoint Technologies, Inc., subsidiary, Integral Systems also provides software for equipment monitoring and control to satellite operators and telecommunications firms. Integral Systems’ RT Logic subsidiary builds telemetry processing systems for military applications, including tracking stations, control centers, and range operations. Integral Systems’ Lumistar, Inc., subsidiary provides system- and board-level telemetry acquisition products. Integral Systems has approximately 470 employees working at its headquarters in Lanham, MD, and at other locations in the U.S. and Europe. For more information, visit http://www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share amounts)

	September 30,	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$23,894	$24,659
Marketable securities, net	568	38,156
Accounts receivable, net of allowance for doubtful accounts	19,267	12,813
Cost and estimated earnings in excess of billings on uncompleted contracts	16,530	16,940
Prepaid expenses	1,464	985
Inventory	5,145	3,849
Other current assets	1,664	1,463

Total current assets	68,532	98,865

Property and equipment, net	15,234	14,989
Goodwill	51,304	51,304
Intangible assets, net	21	221
Software development costs, net	198	1,022
Other assets	772	450

Total assets	$136,061	$166,851

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,416	$6,997
Accrued expenses	8,948	8,953
Billings in excess of revenue for contract in progress	11,150	8,199
Income taxes payable	—	—

Total current liabilities	29,514	24,149

Deferred income taxes	—	—

Total liabilities	29,514	24,149

Stockholders’ equity:
Common stock, $.01 par value per share, 40,000,000 shares authorized, and 9,381,172 and 11,037,406 shares issued and outstanding at September 30, 2007 and 2006, respectively	94	110
Additional paid-in capital	60,907	105,890
Retained earnings	45,537	36,538
Accumulated other comprehensive income	9	164

Total stockholders’ equity	106,547	142,702

Total liabilities and stockholders’ equity	$136,061	$166,851

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2007	2006	2007	2006
Revenue	$36,347	$27,705	$128,654	$116,531
Cost of Revenue	23,626	17,969	86,308	78,722

Gross Profit	12,721	9,736	42,346	37,809

Operating Expenses
SG&A	5,910	4,649	22,422	16,356
Research and Development	811	482	2,447	2,631
Intangible Asset Amortization	40	60	200	543

Total Operating Expenses	6,761	5,191	25,069	19,530

Income from Operations	5,960	4,545	17,277	18,279

Other Income	954	167	1,851	1,142

Income Before Income Taxes	6,914	4,712	19,128	19,421

Provision for Income Taxes	2,107	1,738	6,302	7,082

Net Income	$4,807	$2,974	$12,826	$12,339

Weighted Average Number of Common Shares Outstanding During Period	10,604	10,993	10,984	10,891

Earnings Per Share (Basic)	$0.45	$0.27	$1.17	$1.13

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	10,598	11,172	10,993	11,004

Earnings Per Share (Diluted)	$0.45	$0.27	$1.17	$1.12

Cash Dividends Per Share	$0.07	$0.05	$0.28	$0.20